Exhibit 23.6

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ALLERGAN, INC.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Allergan plc, expected to be filed on or about July 17, 2015, for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Allergan, Inc. and the effectiveness of internal control over financial reporting of Allergan, Inc. incorporated by reference in Allergan plc’s Current Report (Form 8-K), filed with the Securities and Exchange Commission on February 19, 2015 as exhibit 99.2 from the Annual Report on Form 10-K filed by Allergan, Inc. for the year ended December 31, 2014 (as filed with the Commission on February 19, 2015).

/s/ Ernst & Young LLP

Irvine, California

July 17, 2015